Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER 2010

FINANCIAL RESULTS

ATLANTA, GEORGIA, July 28, 2010: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its second quarter ended June 30, 2010.  The Company recorded second quarter revenues of $298.8 million, an increase of 5.0% over the prior year’s second quarter revenue of $284.6 million.  Net income increased 8.7% to $27.7 million or $0.28 per diluted share for the second quarter ended June 30, 2010, compared to $25.5 million or $0.26 per diluted share for the same period in 2009.

The Company repurchased 756,828 shares of common stock at a weighted average price of $21.21 per share during the second quarter bringing the total number of shares repurchased year-to-date to 886,928 at a weighted average price of $20.92.  In total, 2,064,663 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “Our second quarter results reflect the benefits of our marketing and sales programs with all major brands enjoying solid revenue increases.”

Mr. Rollins concluded, “We are confident that our strategy of investing in improving market share by growing faster than our industry will prove to be long-term beneficial.  The acquisition of Waltham Services announced earlier this month will expand our presence in New England and reinforce our geographic footprint.  The addition of this terrific company, along with their outstanding employees, in tandem with our other leading brands strengthens Rollins as the preeminent pest control provider.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Western Pest Services, PCO Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.   You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that the Company’s strategy of investing in improving market share by growing faster than our industry will prove to be beneficial over the long-term; and our ability to successfully complete the acquisition of Waltham Services and thereafter successfully integrate the operations of this business with the Company’s operations.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect our Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; our ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2010	2009
ASSETS
Cash and cash equivalents	$19,286	$22,575
Trade receivables, short-term	71,494	68,123
Accounts Receivable - Other	3,621	2,377
Materials and supplies	11,122	11,196
Deferred income taxes	26,190	18,745
Other current assets	14,597	8,999
Total Current Assets	146,310	132,015

Trade receivables, long-term	10,578	10,170
Equipment and property, net	71,260	77,183
Goodwill	189,668	188,830
Customer Contracts	113,859	123,399
Other Intangible Assets	24,531	22,899
Deferred income taxes	17,332	17,032
Other assets	8,869	7,114
Total Assets	$582,407	$578,642

LIABILITIES
Accounts payable	$17,599	$19,245
Accrued insurance	15,848	15,807
Accrued compensation and related liabilities	55,966	54,804
Unearned revenue	93,450	95,355
Line of Credit	25,000	55,000
Other current liabilities	29,607	27,550
Total Current Liabilities	237,470	267,761

Accrued insurance	27,850	26,308
Accrued pension	13,919	20,112
Long-term accrued liabilities	27,598	27,091
Total Liabilities	306,837	341,272

STOCKHOLDERS’ EQUITY
Common stock	98,559	99,168
Retained earnings and other equity	177,011	138,202
Total Stockholders’ Equity	275,570	237,370
Total Liabilities and Stockholders’ Equity	$582,407	$578,642

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES
Customer services	$298,803	$284,567	$551,844	$527,539
COSTS AND EXPENSES
Cost of services provided	148,428	141,633	279,403	267,004
Depreciation and amortization	8,967	9,374	17,967	18,803
Sales, general and administrative	96,772	91,806	181,873	173,794
(Gain)/Loss on sale of assets	191	(18)	5	(23)
Interest expense, net	66	259	165	687
	254,424	243,054	479,413	460,265
INCOME BEFORE TAXES	44,379	41,513	72,431	67,274
PROVISION FOR INCOME TAXES	16,679	16,031	27,148	25,984
NET INCOME	$27,700	$25,482	$45,283	$41,290

NET INCOME PER SHARE - BASIC	$0.28	$0.26	$0.46	$0.41
NET INCOME PER SHARE - DILUTED	$0.28	$0.26	$0.46	$0.41

Weighted average shares outstanding - basic	99,044	99,581	99,125	99,865
Weighted average shares outstanding - diluted	99,199	99,889	99,295	100,176

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter results on:

Wednesday, July 28, 2010 at:

  10:00 a.m. Eastern

 9:00 a.m. Central

     8:00 a.m. Mountain

 7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-762-8795 domestic;

480-629-9772 international
at least 5 minutes before start time.

REPLAY: available through August 4, 2010

Please dial 800-406-7325/303-590-3030, Passcode: 4329321

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com